CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Trustees and Shareholders
John Hancock Funds III:
We consent to the references to our firm under the headings “Financial Highlights” in the prospectuses.
/s/ KPMG LLP
KPMG LLP
Los Angeles, California
June 23, 2009